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EXHIBIT (a)(1)(B)

ELECTION FORM AND TRANSMITTAL LETTER

        REGARDLESS OF WHETHER YOU ACCEPT OR REJECT THE OFFER, YOU MUST PROPERLY COMPLETE, SIGN AND DELIVER THIS ELECTION FORM AND TRANSMITTAL LETTER OR A FACSIMILE THEREOF TO JIM HAMILTON, TAX MANAGER NETSCOUT SYSTEMS, INC., 310 LITTLETON ROAD, WESTFORD, MASSACHUSETTS 01886, TELEPHONE: (978) 614-4000, FACSIMILE: (978) 614-4022, BEFORE 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 9, 2002. WE WILL NOT ACCEPT DELIVERY BY EMAIL.

        I have received the offer to exchange dated November 8, 2002 provided by NetScout Systems, Inc. ("NetScout") describing the stock option exchange program under which employees of NetScout and its subsidiaries, other than the President and Chief Executive Officer and the Chairman of the Board of Directors of NetScout, holding options to purchase NetScout common stock under the NetScout 1999 Stock Option and Incentive Plan, as amended ("1999 Plan") and the NextPoint Networks, Inc. 2000 Stock Incentive Plan assumed by NetScout in connection with the acquisition of NextPoint (the "2000 Plan"), may tender options with an exercise price equal to at least $10.00 per share for termination in exchange for NetScout's grant of new options in substitution therefor on or after the first business day that is at least six months and one day after the date NetScout terminates the options accepted for exchange or termination.

        PLEASE CHOOSE AND INITIAL ONE OF THE FOLLOWING OPTIONS:

        1.                 This is my initial election form and transmittal letter.

        2.                 This election form and transmittal letter replaces any election form and transmittal letter previously delivered to NetScout. Delivery of this election form and transmittal letter to NetScout prior to the expiration date will automatically invalidate in the entirety any and all previous election form and transmittal letters that I have submitted.

        PLEASE CHOOSE AND INITIAL ONE OF THE FOLLOWING OPTIONS:

        A.                 I DO NOT wish to terminate any of my options listed on Attachment A held by me under the 1999 Plan and the 2000 Plan and I DO NOT elect to participate in the stock option exchange program. If you choose this option, you may skip to page 3 and complete the form by providing your signature.

        B.                 I agree to tender those options grants indicated by my initials on Attachment A, held by me under the 1999 Plan and the 2000 Plan, as the case may be, for termination in exchange for NetScout's grant of a new option or options to me, subject to the terms and subject to the conditions of the offer. I acknowledge and agree that if I tender any options grants, I will be required to tender for exchange all option grants I received (regardless of their exercise prices) on or after May 7, 2002. If you choose this option, please complete the remainder of the form.

        IMPORTANT: If Option B is selected and you are tendering your options pursuant to the offer, you agree to make the following representations and you must initial each space where indicated below. Failure to do so will result in the return of this election form and transmittal letter to you and may result in a delay that could prevent you from participating in the program.

        IF YOU SELECTED OPTION B ABOVE, PLEASE INITIAL EACH OF THE FOLLOWING PARAGRAPHS AND PROVIDE YOUR SIGNATURE ON PAGE 3 OF THIS FORM.

        INITIAL:              I acknowledge and agree that the determination of whether to tender any of my options pursuant to the offer requires a subjective determination by me as to the future value of NetScout common stock and that the future value of NetScout common stock depends on a number of variables, including future events that involve substantial risks and uncertainties. I also acknowledge and agree that the price of NetScout common stock may be higher, lower or the same as the exercise price of my current options, depending on market conditions and other factors. I understand that the exercise price of the new option(s) may be higher than the exercise price of my options tendered for exchange or termination without replacement.

        INITIAL:              I acknowledge and agree that NetScout has not made any representation or warranty to me whatsoever concerning the future value of its common stock and that no employees or representatives of NetScout are authorized to make, or have made, on behalf of NetScout, any representation or any recommendation to me as to whether or not I should tender any of my options pursuant to the offer. I further acknowledge and agree that NetScout has advised me that if I have any questions regarding the offer or the new options, I should contact Jim Hamilton, Tax Manager, or Lisa Fiorentino, Chief Accounting Officer and Vice President, Finance and Administration, at NetScout and/or review any of the following documents available from NetScout upon my request: the 1999 Plan; the 2000 Plan; the applicable options agreement(s) for my current options; the Tender Offer Statement on Schedule TO, which was filed with the SEC in connection with the offer; and/or any financial documents that NetScout regularly files with the SEC from time to time. NetScout has advised me that neither NetScout nor its Board of Directors makes any recommendation as to whether or not I should tender any of my options for exchange and that I must make my own decision whether to tender any of my options. NetScout also has advised me in the offer to exchange that I should speak with my own tax advisor to determine the tax consequences of the tender of options under the offer and the receipt of a new option or options, prior to signing this election form and transmittal letter.

        INITIAL:              I acknowledge and agree that I was provided with a copy of the offer to exchange dated November 8, 2002 and that the terms of such offer to exchange and this election form and transmittal letter (including Attachments A, B and C) constitute the entire agreement between NetScout and me regarding the offer. I further acknowledge that the acceptance by NetScout of my tendered option grants for exchange will constitute a binding agreement between NetScout and me on the terms and subject to the conditions of the offer, including NetScout's rights to terminate or amend the offer and postpone its acceptance and termination of my options tendered for exchange or termination without replacement.

        INITIAL:              I acknowledge that under the terms and subject to the conditions of the offer, NetScout may terminate or amend the offer and postpone its acceptance and termination of my options tendered for exchange.

        INITIAL:              I acknowledge and agree that in order to receive the new option(s), I must be employed by NetScout or one of its subsidiaries from the date I tender options for exchange on this election form and transmittal letter through the date NetScout grants me a new option or options pursuant to the offer. If for any reason I do not remain an employee during that time, I will not receive any new options or any other consideration for the option(s) I tender for exchange. Furthermore, neither the ability to participate in the offer nor my actual participation will be construed as a right to continued employment with NetScout.

        INITIAL:              I acknowledge and agree that if I do not receive a confirmation of receipt from NetScout in the form attached as Attachment C hereto, it is my responsibility to contact Jim Hamilton, Tax Manager, at his contact information below, to determine whether NetScout has received my election form and transmittal letter, and, if applicable, whether my tender documentation is complete or incomplete.

        BY SIGNING BELOW, I AGREE TO THE TERMS SET FORTH IN THIS ELECTION FORM AND TRANSMITTAL LETTER, INCLUDING THE TERMS OF THE OFFER TO EXCHANGE.

        IF YOU SELECTED OPTION B ON PAGE 1 OF THIS FORM, PLEASE BE SURE YOU HAVE INITIALED ALL THE PARAGRAPHS ABOVE WHERE INDICATED. FAILURE TO DO SO WILL RESULT IN THE RETURN OF THIS ELECTION FORM AND TRANSMITTAL LETTER TO YOU AND MAY RESULT IN A DELAY THAT COULD PREVENT YOU FROM PARTICIPATING IN THE PROGRAM.

Print Name	Signature

Date

        PLEASE DELIVER THE COMPLETED ELECTION FORM AND TRANSMITTAL LETTER OR A FACSIMILE THEREOF AND, IF YOU ARE ACCEPTING THE OFFER, YOUR OPTION AGREEMENTS WITH RESPECT TO THE OPTIONS YOU ARE TENDERING FOR EXCHANGE, OR AN AFFIDAVIT OF LOST OPTION AGREEMENT (INCLUDED AS ATTACHMENT B HERETO), TO JIM HAMILTON, TAX MANAGER NETSCOUT SYSTEMS, INC., 310 LITTLETON ROAD, WESTFORD, MASSACHUSETTS 01886, TELEPHONE: (978) 614-4000, FACSIMILE: (978) 614-4022, BEFORE 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 9, 2002. NETSCOUT WILL NOT ACCEPT DELIVERIES BY EMAIL.

ELECTION FORM AND TRANSMITTAL LETTER
Attachment A
Page 1 — Option Information Sheet

Election Form For	[Name]

        According to our records, as of November 8, 2002, you hold the NetScout Systems, Inc. stock options listed below. If your records differ from the information below, please notify Jim Hamilton, Tax Manager, immediately.

Option Grants Not Eligible for Voluntary Exchange:

Grant No.	Grant Date	Exercise Price	Total Outstanding Option Shares

Option Grants Eligible for Voluntary Exchange:

Grant No.	Grant Date	Exercise Price	Total Outstanding Option Shares	Total Option Shares That Would Be Vested at June 12, 2003, the Currently Expected Grant Date of the New Options	Total Option Shares That Would Be Vested at June 12, 2003, Under the New Options, if Option Exchange Is Elected

ELECTION FORM AND TRANSMITTAL LETTER
Attachment A
Page 2 — Exchange Election and Option Grant Tender Form

        1.    Please initial in the "Tender" column any stock option(s) that you wish to tender for exchange.

Option Grants Tendered for Exchange:

Eligible Grant No.	Grant Date	Eligible Exercise Price	Total Outstanding Option Shares	Total Option Shares That Would Be Vested at June 12, 2003, Under the New Options, if Option Exchange Is Elected	Tender—Initial in the Line Below Beside Each Option Grant That You Elect to Tender for Exchange

        2.      Please enter in the space below the total number of outstanding option shares you are tendering.

    Total outstanding option shares tendered:

        3.    Please enter in the space below the total number of new option shares you expect to be issued to you on the grant date. This number should equal the total number of options tendered by you.

    Total number of new option shares expected:

2

ELECTION FORM AND TRANSMITTAL LETTER
Attachment B
Affidavit of Lost Option Agreement

        The undersigned (the "Optionholder") hereby represents, warrants and agrees:

1.
That the Optionholder is a party to one or more stock option agreements (the "Agreement(s)") by and between the Optionholder and NetScout Systems, Inc., a Delaware corporation (the "Corporation"), evidencing the grant of options by the Corporation to the Optionholder as described below (the "Options"):

PLEASE PRINT CLEARLY

Grant No.	Grant Date	Exercise Price	Total Outstanding Option Shares Under Grant

2.
That after diligent search, the Optionholder has been unable to find, locate or recover the Agreement(s) and believes that the Agreement(s) have been mislaid, lost, stolen or destroyed so that the same cannot be found or produced.

3.
That the Optionholder has not sold, assigned, endorsed, pledged, transferred, deposited under any agreement, or hypothecated the Options or the Agreement(s) or any interest therein and no person, firm, corporation, agency or government other than the Optionholder has or has asserted any right, title, claim or interest in the Options or the Agreement(s).

4.
That this Affidavit of Lost Stock Option Agreement is made and executed for the purpose of (a) inducing the Corporation to accept this Affidavit of Lost Stock Option Agreement in place of the Agreement(s) and (b) accepting the Corporation's offer to exchange dated November 8, 2002 (the "Offer") and tendering the Options to the Corporation pursuant to the Offer.

5.
That in case the mislaid, lost, stolen or destroyed Agreement(s) be found or come into the hands or powers of the Optionholder, or its successors or assigns, or into the hands, custody or power of any person, the said Agreement(s) will immediately be delivered to the Corporation in order to be terminated, without requiring any consideration for such surrender.

6.
That the Optionholder shall at all times indemnify and hold harmless the Corporation, and its affiliates, successors and assigns from and against any and all claims, actions, and suits, and from and against any and all liabilities, losses, damages, costs, charges, legal fees and other expenses of every nature and character by reason of the said mislaid, lost, stolen or destroyed Agreement(s).

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Optionholder has executed this instrument on this    day of                        , 2002, and duly swears of its own free will that the facts and statements set forth in the foregoing instrument are true and accurate to the best of its knowledge, information and belief, and that the indemnity which the Optionholder has given is legal, valid and binding and is enforceable against the Optionholder in accordance with its terms.

OPTIONHOLDER:

Print Name: Print Address:

2

ELECTION FORM AND TRANSMITTAL LETTER
Attachment C
Confirmation of Receipt

To: [Employee]

From: NetScout Systems, Inc.

        ☐    We have received all the documents necessary to terminate the option shares you tendered for exchange.

        ☐    The documents necessary to validly tender the option shares you selected for exchange are either missing or incomplete in the following manner:

        These documents must be provided or completed in order for your tender to be considered for acceptance.

        PLEASE NOTE THAT THIS CONFIRMATION OF RECEIPT DOES NOT CONSTITUTE OUR ACCEPTANCE OF ANY OR ALL OF YOUR TENDERED OPTIONS. If you have any questions relating to the foregoing, please immediately contact Jim Hamilton, Tax Manager, NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, telephone: (978) 614-4000, facsimile: (978) 614-4022.

        ☐    We have received your election form and transmittal letter stating your intent to withdraw or not to participate in the stock option exchange program.

        You may withdraw your tendered options at any time before 12:00 midnight, Eastern Standard Time, on December 9, 2002 by submitting a new election form and transmittal letter. If we extend the offer beyond December 9, 2002, you may withdraw your tendered options at any time prior to the extended expiration date of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, Eastern Standard Time, on January 8, 2003, which is after the expiration of this offer and after the expiration of 40 business days from the commencement of this offer, you may withdraw your tendered options at any time thereafter.

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EXHIBIT (a)(1)(B)